Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces the Signing of a

New Franchise for Plover, Wisconsin

and the Opening of a Hudson's Grill in Oshkosh, Wisconsin

Friday, July 14, 2006

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that on July 6, 2006, the company finalized a franchise agreement with Acceleration LLC, a Wisconsin limited liability company, to open a new Hudson's Classic Grill in Plover, Wisconsin. Acceleration LLC, is owned by Bill Hall and Al Klein, who also own nearby franchises in Wausau and Marshfield, Wisconsin.

The restaurant will be newly constructed on property located at 1250 Commerce Place, Plover, Wisconsin. Plover is a village with a population of about 11,000 in central Wisconsin. The restaurant will be a free standing building. Acceleration anticipates opening the new restaurant in November 2006.

Separately, Hudson's Grill International also announced that its new franchise in Oshkosh, Wisconsin, opened for business on July 12, 2006.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGIIA.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."